Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of Sony Group Corporation of our report dated June 18, 2026 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Sony Group Corporation’s Annual Report on Form 20-F for the year ended March 31, 2026. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers Japan LLC

Tokyo, Japan
June 18, 2026